Exhibit 99.1
Zoltek Reports Third Quarter Results and New Long-Term Supply Contract
ST. LOUIS, Aug 6, 2007 (PrimeNewswire via COMTEX News Network) —
Zoltek Companies, Inc. (Nasdaq:ZOLT) today reported results for the third quarter of its 2007 fiscal year.
For the quarter ended June 30, 2007, Zoltek’s net sales grew to $40.3 million, compared to $26.8 million in the previous year’s third quarter, an increase of 50%. Operating income from continuing operations increased to $6.7 million, compared to $3.9 million in the previous year’s third quarter, an increase of 72%. Zoltek reported net income from continuing operations of $5.0 million, or $0.17 per diluted share, for the third quarter of fiscal 2007 compared to a loss of $21.2 million, or $0.90 diluted per share, for the third quarter of fiscal 2006.
For the nine months ended June 30, 2007, Zoltek’s net sales increased 57% to $107.3 million from $68.5 million in the corresponding period of the previous fiscal year. Zoltek reported operating income from continuing operations of $15.6 million for the first nine months of fiscal 2007, compared to $6.1 million for the first nine months of fiscal 2006, an increase of 157%. For the nine months ended June 30, 2007, Zoltek’s net loss from continuing operations decreased to $631,000, or $0.02 per diluted share, from $42.9 million, or $1.99 per diluted share, for the nine months ended June 30, 2006.
Zoltek attributed the improvement in its operating results in the current year period to strong demand for its carbon fibers and technical fibers and growth in its production capacity, including four new carbon fiber lines placed in service during the recently completed quarter.
Zoltek also reported today that it has entered into a new, expanded long-term supply agreement with Gamesa Group, of Spain. During the five-year term of the agreement, Zoltek estimates that, based on current pricing for minimum quantities committed, Zoltek will supply approximately $142 million of carbon fibers for the manufacture of rotor blades to power wind turbine generators.

					Three Months
(in millions, except	Three Months Ended June 30,				Ended March 31,
per share data)	2007		2006		2007
		% of		% of		% of
	Amount	Sales	Amount	Sales	Amount	Sales
Sales	$40.3		$26.8		$36.7
Gross margin	12.0	30%	7.7	29%	10.5	29%
Operating income from continuing operations	6.7	17%	3.9	14%	5.9	16%
Net income (loss) from continuing operations	5.0	12%	(21.2)	(79%)	(0.1)	0.00%
Diluted income (loss) per share from continuing operations	0.17		(0.90)		(0.00)

(in millions, except	Nine Months Ended June 30,
per share data)	2007		2006
		% of		% of
	Amount	Sales	Amount	Sales
Sales	$107.3		$68.5
Gross margin	30.4	28%	17.5	26%
Operating income from continuing operations	15.6	15%	6.1	9%
Net income (loss) from continuing operations	(0.7)	(1%)	(42.9)	(63%)
Diluted income (loss) per share from continuing operations	(0.02)		(1.99)

(in thousands)
Selected Balance	June 30,	September 30,
Sheet Data	2007	2006
Working capital	$18,735	$20,042
Total assets	261,647	187,684
Short-term debt	21,786	1,365
Long-term debt, less current maturities	10,176	32,002
Shareholders’ equity	179,799	111,661
This quarterly report also contains statements that are based on the current expectations of our company. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. The factors that might cause such differences include, among others, our ability to: (1) successfully resolve pending litigation; (2) continue to improve efficiency at our manufacturing facilities on a timely and cost-effective basis to meet current order levels of carbon fibers; (3) successfully add new capacity for the production of carbon fiber and precursor raw materials and meet our obligations under long-term supply agreements; (4) achieve profitable operations; (5) raise new capital and increase our borrowing at acceptable costs; (6) manage changes in customers’ forecasted requirements for our products; (7) continue investing in application and market development in a range of industries; (8) manufacture low-cost carbon fibers and profitably market them; (9) penetrate existing, identified and emerging markets; and (10) manage the risks identified under “Risk Factors” in our filings with the SEC.
This news release was distributed by PrimeNewswire, www.primenewswire.com
SOURCE: Zoltek Companies, Inc.
Zoltek Companies, Inc.
Zsolt Rumy, CEO
Kevin Schott, CFO
(314) 291-5110
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